Supplement dated November 25, 2014

to the Pricing Supplement dated September 25, 2014,
product supplement EQUITY INDICES ARN-1

dated July 31, 2013, Series A MTN prospectus supplement
and prospectus dated July 19, 2013
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-190038

Barclays Bank PLC

Medium-Term Notes, Series A

Accelerated Return Notes®

Linked to the EURO STOXX 50® Index, due September 30, 2016

CUSIP: 06742W125

(the “ARNs”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the pricing supplement (the “Pricing Supplement”), dated September 25, 2014 and filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2014, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on September 25, 2014, the first day of the Starting Value Determination Period, was 3,202.31.

The Starting Value Determination Period expired on November 25, 2014. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,874.65, which is less than 3,202.31.

Therefore, the Starting Value for the ARNs is 2,874.65.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Pricing Supplement, on page PS-6 of product supplement EQUITY INDICES ARN-1 and on page S-6 of the prospectus supplement, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                 Pricing Supplement dated September 25, 2014:
https://www.sec.gov/Archives/edgar/data/312070/000110465914068973/a14-20313_29424b2.htm

•                 Product supplement EQUITY INDICES ARN-1 dated July 31, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513311888/d576655d424b2.htm

•                 Series A MTN prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                 Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.